Exhibit 3.1 (xxvi)

MEMORANDUM of ASSOCIATION

of

CARTERS DRINKS GROUP LIMITED

(As altered by Special Resolutions passed on the 5th November 1969, 29th December 1970, 14th June 1974 and 19th February 1982)

1.	The name of the Company is *Carters Drinks Group Limited.

2.	The Registered Office of the Company will be situate in England

3.	The objects for which the Company is established are:

(1)	(i) To carry on the business of a holding and investment Company and to do all lawful acts and things whatever, that are necessary or convenient in carrying on the business of a holding company or the business of an investment company.

(ii) To carry on the business of a management and servicing company and to act as managers or to direct the management of other companies or of the business, property and estates of corporations, private persons or companies and to undertake and carry out all such services in connection therewith as may be deemed expedient and to exercise its powers as a controlling shareholder of other companies.

(iii) To acquire by purchase, lease, concession, grant, licence or otherwise such lands, buildings, leases, underleases, rights, privileges, stocks, shares and debentures in public or private companies, corporate or unincorporate, policies of insurance and other such property, real or personal and rights and interest in property as the Company shall deem fit.

(iv) To manufacture, buy, sell, improved preserve, fine, aerate, mineralise, bottle and otherwise deal in mineral and aerated waters and other liquids of every description

(v) To carry on business as manufacturers and dealers in plant, machinery, vessels, syphons, filters, bottles, apparatus, appliances and receptacles of all kinds for manufacturing, improving, treating, preserving, fining, aerating, mineralising, bottling, and discharging any such liquids

(2)	To acquire and deal with the property following:

(a) The business property and liabilities of any company, firm or person carrying on any business within the objects of this Company;

(b) Lands, buildings, easements and other interests in real estate;

(c) Plant, machinery, personal estate and effects;

(d) Patents, patent rights or inventions, copyrights, designs, trade marks or secret processes;

(e) Shares or stock or securities in or of any company or undertaking the acquisition of which may promote or advance the interests of this Company.

*By Special Resolution passed 28th April 1964, the name of the Company was changed from E. CARTER & CO. LIMITED to CARTER’S GOLD MEDAL SOFT DRINKS LIMITED, and by Special Resolution passed 19th February 1982 to CARTERS DRINKS GROUP LIMITED.

(3)	(a) To pay all the costs, charges and expenses incurred in connection with the promotion, formation and incorporation of the Company;

(b) To sell, let, dispose of, or grant rights over all or any property of the Company;

(c) To erect buildings, plant and machinery for the purposes of the Company;

(d) To grant licences to use patents, patent rights of inventions, copyrights, designs, trade marks or secret processes of the Company;

(e) To manufacture plant, machinery, tools, boxes or other containers, goods or things for any of the purposes of the business of the Company;

(f) To draw, accept and negotiate bills of exchange, promissory notes and other negotiable instruments;

(g) To borrow money or receive money on deposit either without security or secured by debentures, debenture stock (perpetual or terminable) mortgage or other security, charges on the undertaking or on all or any of the assets of the Company including un-called capital;

(h) To lend money with or without security and to invest money of the Company in such manner other than in the shares of this Company as the Directors think fit;

(i) To enter into arrangements for joint working in business, or for sharing of profits, or for amalgamation, with any other company, firm or person carrying on business within the objects of this Company;

(j) To promote companies;

(k) To sell the undertaking and all or any of the property of the Company for cash or for stock, shares or security of any other company or for other consideration;

(l) To provide for the welfare of persons employed or formerly employed by the Company or any predecessors (in business or in title of the Company and the wives, widows and families of such persons by grants of money or other aid otherwise as the Company shall think fit;

(m) To subscribe to or otherwise aid benevolent, charitable, national or other institutions, or objects of a public character, or which have any moral or other claims to support or aid by the Company by reason of the nature or locality of its operations or otherwise;

(n) To distribute in specie assets of the Company properly distributable amongst the members;

(o) To give indemnities and guarantees to secure the obligations of any company which is at the date of giving the indemnity or guarantee a Subsidiary Company as defined in Section 154 of the Companies Act 1948;

(p) To give indemnities to secure and to guarantee the performance of the obligations of any company firm or person in any case in which such indemnities or guarantees may be considered likely directly or indirectly to further the objects of this Company or the interests of its members.

(q) To lend money to customers and others and to guarantee support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking property and assets (present and future) and uncalled capital of the Company or by both such methods, the liabilities of and the performance of the obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the company’s holding company, as defined by Section 154 of the Companies Act 1948 or another subsidiary as defined by the said section of the Company’s holding company or otherwise associated with the Company in its business

Clauses 3(4) to 5

(4)	To do all or any of the things hereinbefore authorised either alone or in conjunction with, or as factors, trustees, or agents for others, or by or through factors, trustees or agents.

(5)	To procure the Company to be registered or recognised in any country or place outside the United Kingdom.

(6)	To do all such other things as are incidental or which the Company may think conducive to the attainment of the above objects or any of them.

The objects set forth in any sub-clause of this clause shall not be restrictively construed but the widest interpretation shall be given thereto and they shall not, except when the context expressly so requires, be in any way limited to or restricted by reference to or inference from any other object or objects set forth in such sub-clause or by the name of the Company. None of such sub-clause or the object or objects therein specified or the powers thereby conferred shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause, but the Company shall have full power to exercise all or any of the powers and to achieve or to endeavour to achieve all or any of the objects conferred by and provided in any one or more of the said sub-clauses.

4. The liability of the Members is limited.

5. *The Share Capital of the Company is £100,000 divided into 1,000,000 Ordinary Shares of 10p each.

*By Special Resolution passed 28th July 1952 the Share Capital of the Company was increased from £4,000 to £7,000 by the creation of 3,000 Ordinary Shares of £1 each.

By Special Resolution passed 3rd February 1964 the Share Capital was increased to £100,000 by the creation of 68,000 new Ordinary Shares of £1 each and 25,000 unspecified Shares of £1 each.

By Special Resolution passed 19th February 1982 the Share Capital of the Company was sub-divided into 1,000,000 Ordinary Shares of 10p each.

Companies Act 1948 and 1985

HERO DRINKS GROUP (UK) LIMITED

Company No. 340485

At an Extraordinary General Meeting of the Company held on 20th November 1997, the following resolutions were passed as resolutions of the Company:

ORDINARY RESOLUTION

1.	That the proposed transfer of the business and assets of the Company to Cott UK Limited (“CUK”) contemporaneously with and as an integral part of the process of the Completion of the acquisition of the entire issued share capital of the Company by CUK, as set out in the draft intra group business sale agreement initialled by the Directors of the Company for identification purposes together with all the documents referred to therein (“the Reorganisation”) be and is hereby approved as being in the best commercial interest of the Company and that we consent and authorise the Directors of the Company to execute such documents and take such action as they may reasonably see fit in order to complete the Reorganisation.

SPECIAL RESOLUTIONS

2.	That the Memorandum of Association of the Company be amended by the addition of the following new clause:

“3(2)(r) Subject to and in accordance with due compliance with the provisions of Sections 155 to 158) (inclusive) of the Companies Act 1985 (“the Act”) (if and so far as such provisions shall be applicable) to give, whether directly or indirectly, any kind of financial assistance (as defined in Section 152(1)(a) of the Act) for any such purpose as is specified in Section 151(1) and/or Section 151(2) of the Act.”

3.	That the Company be hereby authorised pursuant to Section 155(4) of the Companies Act 1985 (“the Act”) to give financial assistance to CUK in accordance with the facts set out in the draft Form 155(b)a statutory declaration to be sworn by the Directors of the Company, a copy of which has been initialled by the Directors for identification purposes.

4.	That the Company change its name to “Cott Private Label Limited”

CHAIRMAN

REF:
DATE:	27/08/92

No. 340485

THE COMPANIES ACTS

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

- of -

CARTERS DRINKS GROUP LIMITED

(Adopted by Special Resolution passed

on 28th August 1992)

PRELIMINARY

1. In these Articles: -

“the Act” means the Companies Act 1985 including any statutory modification or re-enactment thereof for the time being in force.

“Table A” means Table A in the Schedule to the Companies (Tables A to P) Regulations 1985 (as amended by the Companies (Tables A to P) (Amendment) Regulations 1985);

2. The Company is a private company. The regulations contained in Table A save insofar as they are excluded or varied hereby, and the regulations hereinafter contained shall constitute the regulations of the Company; The regulations contained in Table A in the First Schedule to the Companies Act 1948 shall not apply to the Company.

SHARE CAPITAL

3.

(a)	The share capital of the Company at the date of the adoption of these Articles is £100,000 divided into 25,000 “A” Ordinary Shares of 10 pence each, 221,469 “B” Ordinary Shares of 10 pence each and 753,531 “C” Ordinary Shares of 10 pence each,
(b)	The “A” Ordinary Shares the “B” Ordinary Shares and the “C” Ordinary Shares shall be separate classes of shares but shall rank pari passu in all respects.

GENERAL MEETINGS

4. In Regulation 38 of Table A, the following shall be substituted for the second paragraph:-

“The notice shall specify the time and place of the meeting and, in the case of special business, the general nature of the business to be transacted and, in the case of an annual general meeting, shall specify the meeting as such. All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets, and the reports of the directors and auditors, the election of directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the auditors.”

In Regulation 38 of Table A, the words “or a resolution appointing a person as a director” shall be deleted.

5. With respect to any such resolution in writing as is referred to in Regulation 53 of Table A:

(i)	in the case of joint holders of a share the signature of any one of such joint holders shall be sufficient for the purposes of Regulation 53.

(ii)	in the case of corporation which holds a share, the signature of any director or the secretary thereof shall be sufficient for the purposes of Regulation 53.

6. (1) A proxy shall be certified to vote on a show of hands and Regulation 54 of Table A shall be modified accordingly.

(2) In Regulation 62 of Table A (time for deposit of proxy) the words “not less than 48 hours” and “not less than 24 hours” shall be deemed to be deleted.

DIRECTORS

7. The Company may have an official seal for use abroad under the provisions of the Act, where and as the Directors shall determine, and the Company may by writing under the Common Seal appoint any agents or agent, committees or committee abroad to be the duly authorized agents of the Company for the purpose of affixing and using any such official seal, and may impose such restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Common Seal of the Company the reference shall, when and so far as may be applicable, be deemed to include any such official seal as aforesaid.

APPOINTMENT AND RETIREMENT OF DIRECTORS

8. The holder or holders for the time being of more than one-half of the issued Ordinary Shares of the Company shall have the power from time to time and at any time to appoint any person or / persons as a Director or Directors either as additional Directors or to fill any vacancy and to remove from office any Director however appointed. Any such appointment or removal shall be effected by an instrument in writing signed by the member or members making the same or in the case of a member being a company signed on its behalf by one of its directors and shall take effect upon lodgment at the registered office of the Company, or such date later than such lodgment as may be specified in the instrument. Regulation 81 of Table A shall be construct accordingly.

9. Unless and until otherwise determined by the Company by Ordinary Resolution, either generally or in any particular case, no Director shall vacate or be required to vacate his office as a Director on or by reason of his attaining or having attained the age of seventy, and any Director retiring or liable to retire under the provisions of these Articles and any person proposed to be appointed a Director shall be capable of being appointed or re-appointed as a Director notwithstanding that he has attained the age of seventy, and no special ratios need be given of any resolution for the appointment or re-appointment as a Director of a person who shall have attained the age of seventy, and it shall not be necessary to give to the members notice of the age of any Director or person proposed to be appointed or re-appointed as such.

ROTATION OF DIRECTORS

10. The Director shall nor be liable to retire by rotation, and accordingly Regulations 73 to 77 (inclusive) and 80 shall not apply to the Company, in Regulation 78 of Table A the words “and any also determine the rotation in which any additional directors are to retire,” shall be deleted and in Regulation 79 of Table A the second and third sentences thereof shall be deleted.

PROCEEDINGS OF DIRECTORS

11. Any Director or member of a committee of the Board may participate in a meeting of the Directors or such committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and any Director or member of a committee participating in a meeting in this manner shall be deemed to be present in person at such meeting.

THE COMPANIES ACT 1985

WRITTEN RESOLUTION OF THE SHAREHOLDERS OF

COTT PRIVATE LABEL LIMITED

(COMPANY NUMBER 340485)

We, the undersigned, being all of the members of the Company entitled to attend and vote at any general meeting of the Company unanimously agree pursuant to s.381A of the Companies Act 1985 that the following resolutions be passed as written resolutions of the Company having effect as special resolutions and confirm that they shall be as valid and effective for all purposes as if the same had been passed at a general meeting of the Company duly convened and held:

SPECIAL RESOLUTIONS

THAT:

1.	the Articles of Association of the Company be and are hereby amended by the insertion of the following wording as Article 12:

“Notwithstanding anything contained in these Articles, whether expressly or impliedly contradictory to the provisions of this Special Article (to the effect that any provision contained in this Special Article shall override any other provision of these Articles)

12.1	The Directors shall not decline to register any transfer of shares, nor may they suspend registration thereof, where such transfer:

12.1.1	Is to any bank, institution or other person to which such shares have been charged by way of security, or to any nominee of such a bank, Institution or other person (or a person acting as agent or security trustee for such person) (a “Secured Institution”); or

12.1.2	Is delivered to the Company for registration by a Secured Institution or its nominee in order to perfect its security over the shares; or

12.1.3	Is executed by a Secured Institution or its nominee pursuant to a power of sale or other power existing under such security;

and the Directors shall forthwith register any such transfer of shares upon receipt and furthermore notwithstanding anything to the contrary contained in these Articles no transferor of any shares in the Company or proposed transferor of such shares to a Secured institution or its nominee and no Secured institution or its nominee shall (in either such case) be required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for any valuable consideration or otherwise.

2

the terms and conditions (as the same may be amended, varied, supplemented or substituted from time to time) of each of the Documents (as defined below) which the Company is proposing to enter into in connection with a multi-currency revolving credit agreement (the “Credit Agreement”) to be entered into between, the Company’s Canadian ultimate parent company, Cott Corporation (the “Parent”), Cott Beverages Inc. (the “US Borrower”), Cott Beverages Limited (the UK Borrower”), Cott Embotelladores de Mexico, S.A. de C.V. (the “Mexican Borrower” and the Parent, the US Borrower, the UK Borrower and the Mexican Borrower are together the “Borrowers”) and Wachovia Bank, National Association as administrative agent and security trustee (the “Bank”) pursuant to which the Bank had offered to make available to the Borrowers a revolving credit facility (the “Facility”) in the initial aggregate principal amount of US$100,000,000 with an option to Increase the aggregate principal amount of the Facility by up to US$150,000,000 upon the terms and subject to the conditions detailed therein and which shall be used (i) to refinance certain existing indebtedness, (ii) for general corporate purposes, including, without limitation, working capital, capital expenditures, expenditures in the ordinary course of business and permitted acquisitions and investments and (iii) to pay fees and expenses related to the Facility, be and are hereby approved and (notwithstanding any provisions of the Memorandum and Articles of Association of the Company or any personal interest of any of the directors) the directors of the Company be and are hereby empowered, authorised and directed to complete and enter into each such document, being:

2.1	a debenture to be entered into by the Company in favour of the bank (the “Debenture”);

2.2	a New York law governed guaranty agreement to be entered into by, among others, the Company in favour of the Bank (the “Guaranty Agreement”),

(together the “Documents” and each a “Document”);

3	(i) the execution and delivery by the Company of the Documents, (ii) the performance by the Company of its obligations under the Documents and (iii) the transactions contemplated by the Documents be and are hereby approved.

Director
For and on behalf of
Cott Beverages Limited

Dated: 30 March 2005